Exhibit (d)(21)

Form Of

Schedule A

Funds and Portfolios Covered by Sub-Research Agreement

between

Fidelity International Investment Advisors (U.K.) Limited

and

Fidelity International Investment Advisors

dated as of ___________

Name of Fund	Name of Portfolio	Type of Fund	Effective Date
Fidelity Central Investment Portfolios LLC	Tactical Income Central Investment Portfolio	Fixed-Income	09/16/04

Agreed and Accepted

as of ___________

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